SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) October 3, 2000
                                  ----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




300 Renaissance Center, Detroit, Michigan                    48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On October 12, 2000, a news release was issued on the subject of third quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. Following is the third quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated October 11, 2000.

    GM REPORTS EARNINGS PER SHARE OF $1.55; NET INCOME TOTALS $829 MILLION

  -- Record third-quarter earnings per share of $1.55, up from $1.33 in the same quarter of 1999.
  -- Net income $829  million,  compared  with $877 million in year-ago third-quarter period.
  -- Record net income at GMAC and a net-income increase in North America.

     DETROIT -- General Motors Corp. (NYSE: GM) today reported $1.55 diluted earnings per share of GM $1-2/3 par value common stock in the third quarter of 2000, an increase of more than 16 percent from $1.33 in the prior-year period. The increase in earnings per share was primarily due to the continued focus on improving shareholder returns through ongoing stock-repurchases.

     "We're pleased that GMAC had record profits and GM's North American automotive operations generated continued strong results and posted improved net income during the third quarter compared with the same period last year," said GM Chairman John F. Smith, Jr. "However, overall automotive net income was down slightly in the third quarter primarily due to the profit decline in Europe, which along with the other regions faced unrelenting competitive pressures during the period."

     GM North America reported third-quarter net income of $728 million, up 8.5 percent from $671 million in the third quarter of 1999. "Demand remains strong in the North American market, but the pricing environment is extremely competitive and is forcing all players to accelerate cost reductions," Smith said.

     GM President and Chief Executive Officer G. Richard Wagoner, Jr., noted that in North America vehicle sales remained strong in the third quarter despite production ramp-ups at two North American truck assembly plants that resulted in lower truck production. Higher incentives and other marketing costs were more than offset by continued improvements in material and manufacturing costs.

     "These results reinforce the need to step-up our efforts to eliminate waste and lower costs," Wagoner said. "But we will not take our eye off our objective of becoming a fast-moving, innovative, product-focused company.

     "The industry continues to venture into new territory -- near-record demand mixed with unprecedented price pressures and intensely strong competition on all fronts. It has heightened our sense of urgency to drive toward our vision objectives," Wagoner said.

     Results in the European market were affected by a critical model changeover -- the launch of the new Opel/Vauxhall Corsa, GM's highest volume model. This start-up combined with overall unfavorable country mix and intensifying price pressures hurt the European results.

     GM's Latin America/Africa/Mid-East region posted its fourth-consecutive profitable quarter despite the start-up of GM's new assembly plant in Brazil. The modest loss in the Asia-Pacific region was primarily due to the start-up at GM Thailand.

     Wagoner said GM's aggressive future-product plan and its global growth strategy would not be interrupted due to the challenging environment.

     "We're focused globally on bringing out innovative new products and services that will delight our customers, attract new ones and boost our bottom line," Wagoner said. "Examples include the new Corsa and the pending launch of the exciting Opel/Vauxhall Speedster in Europe. In North America, there's the coming debut of the Chevrolet Avalanche with its unique "midgate" between the spacious cabin and cargo bed, the Buick Rendezvous "crossover" sport-utility vehicle (SUV), and our all-new midsize SUVs, as well as the expansion of OnStar services.

     "All of our  business  priorities  --  innovative  products  and  services,
e-business leadership, growth in the Asian-Pacific region and proactive participation in the industry's consolidation, as well as strong business results -- remain unchanged," Wagoner said.

     GMAC delivered record third-quarter results despite the impact of higher short-term interest rates in North America and Europe. GMAC's mortgage operation was the subsidiary's biggest contributor to the earnings improvement, due to lower servicing costs and an increase in domestic mortgage originations.

     Hughes Electronics' net sales and revenues increased 4.5 percent to $2.1 billion in the third quarter, from $2.0 billion in the same period a year ago. "The increase was driven primarily by continued growth in the DIRECTV business, which added a record 450,000 net subscribers in the United States during the quarter," said GM Vice Chairman Harry J. Pearce.

     Pearce  added  that,  "Due  to  rapid   consolidation   in  the  media  and
telecommunications industries, GM is now considering alternative strategic transactions involving Hughes and other participants in those industries. Any such transaction might involve the separation of Hughes from General Motors. GM's objective in this effort is to maximize the enterprise value of Hughes for the long-term benefit of the holders of GM's Class H and $1-2/3 par value common stocks through a structure that maintains the financial strength of General Motors." No assurance can be given that any transaction will be agreed upon with any party or that other conditions, including any stockholder or regulatory approvals, will be satisfied.

     In the fourth quarter this year, GM North America and GMAC are expected to deliver solid results consistent with last year's performance despite the current market environment. GM Europe is facing a very competitive pricing environment and is expected to remain in a continuing significant loss position in the fourth quarter, as are GM Asia Pacific and Hughes.

----------------------
In this news release, use of the words anticipate, expect, should, believe, plan, intensify, overcome, opportunities and similar words are associated with forward-looking statements that are inherently subject to numerous risks and uncertainties. Accordingly, there can be no assurance that the results described in such forward-looking statements will be realized. The principal risk factors that may cause actual results to differ materially from those expressed in forward-looking statements contained in this news release are described in various documents filed by GM with the U.S. Securities and Exchange Commission, including GM's Annual Report on Form 10-K for the year ended Dec. 31, 1999, filed March 13, 2000, (at page II-20).

                                    # # #

     HIGHLIGHTS - Q3 Summary Financial Highlights

                                                 Three Months Ended
                                                    September 30,
                                               ---------------------

                                                   2000       1999
                                                ---------  ---------

     Total net sales and revenues
       (Dollars in billions)                       $42.6     $42.8
                                                  ------    ------
     Consolidated net income
       (Dollars in millions)                        $829      $877
     .............................................................
     Earnings Per Share Attributable to Common Stocks Assuming
     Dilution

       $1-2/3 par value                            $1.55     $1.33
       Class H                                    $(0.09)   $(0.04)(1)
     .............................................................
     Return on net assets (RONA) for continuing
     operations on a four quarter rolling average
     excluding Hughes                               12.5%     14.2%
     .............................................................
     Total Cash (Dollars in billions)(2)           $13.5     $16.7
     .............................................................
     Total $1-2/3 shares repurchased (3)
       (Shares in millions)                          3.8       2.9
     Cost of $1-2/3 shares acquired
       (Dollars in millions)                        $237      $202
     .............................................................


                                                 Net profit margins
                                                 Three Months Ended
                                                    September 30,
                                                --------------------
                                                     2000      1999
                                                 ---------  ---------

     GM North America (GMNA)                         2.8%      2.5%
     GM Europe (GME)                                (3.4%)     0.5%
     GM Latin America/Africa/Mid-East (GMLAAM)       2.0%     (3.0%)
     GM Asia/Pacific (GMAP)                         (1.1%)    (6.1%)

       Total GM Automotive (GMA)                     1.7%      1.7%

     Hughes                                         (4.2%)    (1.5%)

       Total Automotive, Communications
         Services, and Other Operations              1.2%      1.3%

     GMAC                                            6.7%      7.6%

     Consolidated net income                         1.9%      2.0%


     (1) The 1999 earnings per share amount attributable to the GM Class H common stock was restated to reflect the three-for-one stock split of the GM Class H common stock, in the form of a 200% stock dividend, paid on June 30, 2000.
      (2)Total cash includes cash and marketable securities as well as $3.0 billion invested in short-term fixed income securities of the Corporation's Voluntary Employees' Beneficiary Association Trust.
      (3)Shares repurchased in 1999 were part of the $4 billion repurchase program and shares repurchased in 2000 were part of the $1.4 billion repurchase program.

     HIGHLIGHTS - Q3 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)
                                                 Three Months Ended
                                                    September 30,
                                               ---------------------

                                                   2000       1999
                                                ---------  ---------

     Total net sales and revenues                $42,606   $42,794
                                                  ------    ------
     Consolidated net income                        $829      $877
     .............................................................
      Earnings Attributable to Common Stocks
       $1-2/3 par value                             $878      $866
       Class H                                      $(76)     $(17)
     .............................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value                            $1.57     $1.35
       Class H                                    $(0.09)   $(0.04) (2)
     .............................................................
     Earnings Per Share Attributable to Common Stocks Assuming
     Dilution
       $1-2/3 par value                            $1.55     $1.33
       Class H                                    $(0.09)   $(0.04) (2)
     .............................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                            $0.50     $0.50
       Class H                                     $   -     $   -
     .............................................................
     Book Value Per Share of Common Stocks
                              Sept. 30,     Dec. 31,     Sept. 30,
                                2000         1999          1999
                              --------      -------      --------
       $1-2/3 par value        $40.09       $27.02         $20.59
       Class H                  $8.02        $5.40(2)       $4.12 (2)
     .............................................................



   See footnotes beginning on page 8.


                                              continues

     HIGHLIGHTS - Q3 Net Income by Segment
     (Dollars in Millions)
                                                     Income/(Loss)
                                                 Three Months Ended
                                                    September 30,
                                               ---------------------

                                                   2000       1999
                                                ---------  ---------

     GM North America (GMNA)                      $728        $671
     GM Europe (GME)                              (181)         32
     GM Latin America/Africa/Mid-East (GMLAAM)      31         (36)
     GM Asia/Pacific (GMAP)                        (10)        (54)
                                                 -----       -----
       Total GM Automotive (GMA)                  $568        $613
     Hughes (3)                                    (88)        (30)
     Other                                         (57)        (96)
                                                 -----       -----
       Total Automotive, Communications
         Services, and Other Operations           $423        $487

     GMAC                                         $401        $393
     Other                                           5          (3)
                                                 -----       -----
       Total Financing and Insurance Operations   $406        $390
                                                 -----       -----
     Consolidated Net Income                      $829        $877
                                                 =====       =====
     Net profit margin from
      Total GM Automotive (GMA)                    1.7%        1.7%
      Consolidated net income                      1.9%        2.0%

                                              Three Months Ended
                                             September 30, 2000
                                      --------------------------------
                                       GMNA   GME     GMLAAM    GMAP
                                      -----  ------   ------   ------

     Total net sales and revenues   $26,171  $5,339   $1,524     $952
                                     ------   -----    -----      ---
     Pre-tax income (loss)           $1,086   $(265)     $(9)     $(7)
     Income tax expense (benefit)       344     (81)     (27)      10
     Equity income/(loss) and
       minority interests               (14)      3       13        7
                                      -----   -----    -----      ---
     Net income (loss)                 $728   $(181)     $31     $(10)
                                      =====   =====    =====      ===

     Net profit (loss) margin           2.8%   (3.4%)   2.0%     (1.1%)
     Effective income tax rate         31.7%   30.6%  300.0%   (142.9%)

                                             Three Months Ended
                                             September 30, 1999
                                      --------------------------------
                                       GMNA   GME     GMLAAM    GMAP
                                      -----  ------   ------   ------

     Total net sales and revenues   $26,566  $6,391   $1,200     $884
                                     ------   -----    -----      ---
     Pre-tax income (loss)           $1,008     $52     $(79)     $12
     Income tax expense (benefit)       336      19      (37)      11
     Equity income/(loss) and
       minority interests                (1)     (1)       6      (55)
                                      -----   -----    -----      ---
     Net income (loss)                 $671     $32     $(36)    $(54)
                                      =====   =====    =====      ===

     Net profit (loss) margin           2.5%    0.5%    (3.0%)   (6.1%)
     Effective income tax rate         33.3%   36.5%    46.8%    91.7%


See footnotes beginning on page 8.

                                                continues

     HIGHLIGHTS - Q3 Operating Information
                                      Three Months Ended
                                       September 30,
                                    ---------------------
                                       2000         1999
                                      -------      -------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars             611          581
                        Trucks           563          618
                                      ------       ------
         Total United States           1,174        1,199
       Canada and Mexico                 154          142
                                      ------       ------
           Total GM North America      1,328        1,341
                                      ------       ------
       GME                               396          446
       GMLAAM                            181          141
       GMAP                              134          121
                                      ------       ------
         Total International             711          708
                                      ------       ------
             Total Worldwide           2,039        2,049
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  230          231
                 - Trucks                420          447
       Pontiac                           167          153
       GMC                               123          138
       Buick                             108          122
       Oldsmobile                         67           87
       Saturn                             71           61
       Cadillac                           51           46
       Other                              12           13
                                      ------       ------
         Total United States           1,249        1,298
       Canada and Mexico                 186          168
                                      ------       ------
         Total GM North America        1,435        1,466
                                      ------       ------
       GME                               413          483
       GMLAAM                            153          149
       GMAP                              128          121
                                      ------       ------
         Total International             694          753
                                      ------       ------
             Total Worldwide           2,129        2,219
                                      ======       ======
     ....................................................
     Market share
       United States
         Cars                           29.2%        29.5%
         Trucks                         25.6%        28.2%
           Total                        27.4%        28.9%
       Total North America              27.4%        28.6%
       Total Europe                      8.9%         9.8%
       Latin America (4)                20.7%        20.0%
       Asia and Pacific                  4.0%         4.0%
             Total Worldwide            15.2%        15.9%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             28.6%        21.8%
       % Fleet Sales - Trucks           12.9%         9.5%
       Total vehicles                   21.3%        15.9%
      ....................................................
      Days Supply of Inventory - U.S.
       Cars                               71           65
       Trucks                            105           82
     .....................................................
      Capacity Utilization %
      U.S. and Canada (2-shift rated)   87.7%        91.1%
      .....................................................
      GMNA
       Net Price (%)                    (0.3)%        0.4%
      .....................................................
       See footnotes beginning on page 8.
                                               continues
                                   - 7 -


     HIGHLIGHTS - Q3 Other Financial Information
     (Dollars in Millions)

                                      Three Months Ended
                                        September 30,
                                   ----------------------
                                      2000         1999
                                   ---------   ----------

     Depreciation and Amortization (1)
       Depreciation                   $1,002       $1,004
       Amortization of special tools     537          635
       Amortization of intangible
         assets                           57           78
                                      ------        -----
            Total                     $1,596       $1,717
                                      ======        =====
     ....................................................
     Worldwide Employment at September 30 (in 000s)
       GMNA                              212          219
       GME                                90           82(5)
       GMLAAM                             24           23
       GMAP                               11           10
       Hughes                             18           18
       GMAC                               27           27
       Other                              13           12
                                      ------       ------
         Total                           395          391
                                      ======       ======
     ....................................................
     Worldwide Payrolls               $5,229       $5,469
     ....................................................


      (1)Amounts exclude depreciation and amortization charges incurred by financing and insurance operations.
      (2)The 1999 earnings per share and book value per share amounts attributable to the GM Class H common stock were restated to reflect the three-for-one stock split of the GM Class H common stock, in the form of a 200% stock dividend, paid on June 30, 2000.
      (3)Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985, and excludes Hughes Series A Preferred Stock dividends payable to General Motors.
      (4)Latin America excludes the Middle East and Africa.
      (5)1999 excludes Saab employees.

     HIGHLIGHTS - Q3 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)
                                                 Nine Months Ended
                                                   September 30,
                                               ---------------------
                                                  2000       1999
                                               ---------   ---------

     Total net sales and revenues               $138,207  $130,296
                                                 -------   -------
     Income from continuing operations            $4,363    $4,431
     Income from discontinued operations               -       426
                                                  ------    ------
     Consolidated net income                      $4,363    $4,857
     .............................................................
      Earnings Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                      $4,424    $4,400
       Discontinued operations                         -       426
                                                  ------    ------
       $1-2/3 par value                           $4,424    $4,826
       Class H                                     $(144)     $(20)
     .............................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                       $7.51     $6.79
       Discontinued operations                         -      0.66
                                                  ------    ------
       $1-2/3 par value                            $7.51     $7.45
       Class H                                    $(0.23)   $(0.06)(2)
     .............................................................
     Earnings Per Share Attributable to Common Stocks Assuming
     Dilution
       $1-2/3 par value
       Continuing operations                       $7.37     $6.67
       Discontinued operations                         -      0.65
                                                  ------    ------
       $1-2/3 par value                            $7.37     $7.32
       Class H                                    $(0.23)   $(0.06)(2)
     .............................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                            $1.50     $1.50
       Class H                                     $   -     $   -
     .............................................................









   See footnotes beginning on page 12.


                                              continues

     HIGHLIGHTS - Q3 Net Income by Segment
     (Dollars in Millions)
                                                   Income/(Loss)
                                                 Nine Months Ended
                                                   September 30,
                                               ---------------------
                                                  2000        1999
                                               ---------    ---------
     GM North America (GMNA)                    $3,428      $3,575
     GM Europe (GME)                               206         393
     GM Latin America/Africa/Mid-East (GMLAAM)      42         (99)
     GM Asia/Pacific (GMAP)                       (126)       (195)
                                                 -----       -----
       Total GM Automotive (GMA)                $3,550      $3,674
     Hughes (3)                                   (229)        (44)
     Other                                        (162)       (387)
                                                 -----       -----
       Total Automotive, Communications
         Services, and Other Operations         $3,159      $3,243

     GMAC                                       $1,193      $1,176
     Other                                          11          12
                                                 -----       -----
       Total Financing and Insurance Operations $1,204      $1,188
                                                 -----       -----
     Income from continuing operations          $4,363      $4,431
     Income from discontinued operations             -         426
                                                 -----       -----
     Consolidated Net Income                    $4,363      $4,857
                                                 =====       =====
     Net profit margin from
       Total GM Automotive (GMA)                   3.2%        3.4%
       Income from continuing operations           3.2%        3.4%

                                             Nine Months Ended
                                             September 30, 2000
                                      --------------------------------
                                       GMNA   GME     GMLAAM    GMAP
                                      -----  ------   ------   ------

     Total net sales and revenues   $85,984 $19,315   $4,282   $2,605
                                     ------  ------    -----    -----
     Pre-tax income (loss)           $5,068    $362     $(77)     $26
     Income tax expense (benefit)     1,604     164      (74)      21
     Equity income/(loss) and
       minority interests               (36)      8       45     (131)
                                      -----  ------    -----    -----
     Net income (loss)               $3,428    $206      $42    $(126)
                                      =====  ======    =====    =====

     Net profit (loss) margin           4.0%    1.1%     1.0%    (4.8%)
     Effective income tax rate         31.6%   45.3%    96.1%    80.8%

                                             Nine Months Ended
                                             September 30, 1999
                                      --------------------------------
                                       GMNA   GME     GMLAAM    GMAP
                                      -----  ------   ------   ------

     Total net sales and revenues   $82,793 $19,669   $3,448   $2,246
                                     ------  ------    -----    -----
     Pre-tax income (loss)           $5,264    $605    $(224)    $(49)
     Income tax expense (benefit)     1,685     208     (106)      (8)
     Equity income/(loss) and
       minority interests                (4)     (4)      19     (154)
                                      -----  ------    -----    -----
     Net income (loss)               $3,575    $393     $(99)   $(195)
                                      =====  ======    =====    =====

     Net profit (loss) margin           4.3%    2.0%    (2.9%)   (8.7%)
     Effective income tax rate         32.0%   34.4%    47.3%    16.3%

See footnotes beginning on page 12.
                                                continues

     HIGHLIGHTS - Q3 Operating Information
                                     Nine Months Ended
                                       September 30,
                                   ----------------------
                                      2000          1999
                                   ---------     --------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars           1,917        1,916
                        Trucks         1,906        1,954
                                      ------       ------
         Total United States           3,823        3,870
       Canada and Mexico                 570          510
                                      ------       ------
           Total GM North America      4,393        4,380
                                      ------       ------
       GME                             1,434        1,471
       GMLAAM                            470          399
       GMAP                              345          312
                                      ------       ------
         Total International           2,249        2,182
                                      ------       ------
             Total Worldwide           6,642        6,562
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  706          683
                 - Trucks              1,342        1,299
       Pontiac                           487          485
       GMC                               412          408
       Buick                             322          357
       Oldsmobile                        225          282
       Saturn                            216          178
       Cadillac                          148          133
       Other                              29           31
                                      ------       ------
         Total United States           3,887        3,856
       Canada and Mexico                 541          512
                                      ------       ------
         Total GM North America        4,428        4,368
                                      ------       ------
       GME                             1,459        1,531
       GMLAAM                            436          401
       GMAP                              349          337
                                      ------       ------
         Total International           2,244        2,269
                                      ------       ------
             Total Worldwide           6,672        6,637
                                      ======       ======
     ....................................................
     Market share
       United States
         Cars                           28.8%        30.3%
         Trucks                         27.1%        27.8%
           Total                        27.9%        29.1%
       Total North America              27.8%        28.9%
       Total Europe                      9.4%         9.8%
       Latin America (4)                20.2%        19.8%
       Asia and Pacific                  3.6%         3.7%
             Total Worldwide            15.2%        15.7%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             27.5%        25.9%
       % Fleet Sales - Trucks           15.5%        13.3%
       Total vehicles                   21.7%        20.0%
     .....................................................
      Capacity Utilization %
      U.S. and Canada (2-shift rated)   89.9%        89.7%
      .....................................................

       See footnotes beginning on page 12.
                                               continues

     HIGHLIGHTS - Q3 Other Financial Information
     (Dollars in Millions Except Per Share Amounts)

                                      Nine Months Ended
                                        September 30,
                                   ----------------------
                                      2000         1999
                                   ---------   ----------

     Depreciation and Amortization (1)
       Depreciation                   $2,964       $3,075
       Amortization of special tools   1,852        1,889
       Amortization of intangible
         assets                          209          157
                                       -----        -----
            Total                     $5,025       $5,121
                                       =====        =====
     ....................................................

     Worldwide Payrolls              $16,589      $16,450
     ....................................................

      (1)Amounts exclude depreciation and amortization charges incurred by financing and insurance operations.
      (2)The 1999 earnings per share amount attributable to the GM Class H common stock was restated to reflect the three-for-one stock split of the GM Class H common stock, in the form of a 200% stock dividend, paid on June 30, 2000.
      (3)Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985, and excludes Hughes Series A Preferred Stock dividends payable to General Motors.
      (4)Latin America excludes the Middle East and Africa.

                      CONSOLIDATED STATEMENTS OF INCOME
                                 (Unaudited)

                                    Three Months Ended    Nine Months Ended
                                        September 30,       September 30,
                                    ------------------    -----------------
                                      2000      1999       2000      1999
                                      ----      ----       ----      ----
                                (Dollars in Millions Except Per Share Amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues        $42,606   $42,794    $138,207  $130,296
                                     ------    ------     -------   -------
Cost of sales and other expenses     33,678    34,555     108,888   104,261
Selling, general, and
  administrative expenses             5,182     4,736      15,520    13,169
Interest expense                      2,480     1,985       7,066     5,624
                                    -------   -------   --------- ---------
  Total costs and expenses           41,340    41,276     131,474   123,054
                                     ------    ------     -------   -------
Income from continuing operations
  before income taxes and minority
  interests                           1,266     1,518       6,733     7,242
Income tax expense                      436       553       2,148     2,538
Equity income/(loss) and minority
  interests                              (1)      (88)       (222)     (273)
                                       ----     -----      ------    ------
Income from continuing operations       829       877       4,363     4,431
Income from discontinued operations       -         -           -       426
                                      -----     -----       -----     -----
  Net income                            829       877       4,363     4,857
Dividends on preference stocks          (27)      (28)        (83)      (51)
                                      -----     -----      ------    ------
  Earnings attributable to common
  stocks                               $802      $849      $4,280    $4,806
                                        ===       ===       =====     =====

Basic earnings (losses) per
  share attributable to
  common stocks
   $1-2/3 par value
  Continuing operations               $1.57     $1.35       $7.51     $6.79
  Discontinued operations                 -         -           -      0.66
                                      -----     -----       -----     -----
Earnings per share attributable
  to $1-2/3 par value                 $1.57     $1.35       $7.51     $7.45
                                      =====     =====       =====     =====

Earnings per share attributable
   to Class H                        $(0.09)   $(0.04)     $(0.23)   $(0.06)
                                     ======    ======      ======    ======

Earnings (losses) per
  share attributable to common
  stocks assuming dilution
$1-2/3 par value
  Continuing operations               $1.55     $1.33       $7.37     $6.67
  Discontinued operations                 -         -           -      0.65
                                      -----     -----       -----     -----
Earnings per share attributable
  to $1-2/3 par value                 $1.55     $1.33       $7.37     $7.32
                                      =====     =====       =====     =====

Earnings per share attributable
   to Class H                        $(0.09)   $(0.04)     $(0.23)   $(0.06)
                                     ======    ======      ======    ======

                CONSOLIDATED STATEMENTS OF INCOME - concluded
                                 (Unaudited)

                                    Three Months Ended    Nine Months Ended
                                      September 30,         September 30,
                                    ------------------    -----------------
                                      2000      1999       2000      1999
                                      ----      ----       ----      ----
                                              (Dollars in Millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues        $36,602   $37,546    $120,667  $115,186
                                     ------    ------     -------   -------
Cost of sales and other expenses     31,827    32,894     103,408    99,404
Selling, general, and
  administrative expenses             3,765     3,486      11,304     9,648
                                      -----     -----      ------     -----
  Total costs and expenses           35,592    36,380     114,712   109,052
                                     ------    ------     -------   -------
Interest expense                        210       223         648       597
Net expense from transactions with
  Financing and Insurance Operations    197        85         508       245
                                        ---      ----      ------    ------
Income from continuing operations
  before income taxes and minority
  interests                             603       858       4,799     5,292
Income tax expense                      193       291       1,433     1,799
Equity income/(loss) and minority
  interests                              13       (80)       (207)     (250)
                                         --       ---        ----      ----
Income from continuing operations       423       487       3,159     3,243
Income from discontinued operations       -         -           -       426
                                        ---      ----       -----     -----
  Net income - Automotive,
    Communications Services,
    and Other Operations               $423      $487      $3,159    $3,669
                                        ===       ===       =====     =====



                                     Three Months Ended      Nine Months Ended
                                         September 30,          September 30,
                                      -----------------      ------------------
                                      2000        1999          2000      1999
                                      ----        ----          ----      ----
                                                 (Dollars in Millions)

FINANCING AND INSURANCE OPERATIONS

Total revenues                       $6,004      $5,248     $17,540     $15,110
                                     ------      ------     -------     -------

Interest expense                      2,270       1,762       6,418       5,027
Depreciation and amortization
  expense                             1,474       1,371       4,480       3,918
Operating and other expenses          1,366       1,216       4,063       3,429
Provision for financing and
  insurance losses                      428         324       1,153       1,031
                                        ---         ---       -----       -----
  Total costs and expenses            5,538       4,673      16,114      13,405
                                      -----       -----      ------      ------
Net income from transactions with
  Automotive, Communications
  Services, and Other Operations        197          85         508         245
                                        ---          --         ---         ---
Income before income taxes and
  minority interests                    663         660       1,934       1,950
Income tax expense                      243         262         715         739
Equity income/(loss) and
  minority interests                    (14)         (8)        (15)        (23)
                                        ---          --         ---         ---
  Net income - Financing and
    Insurance Operations               $406        $390      $1,204      $1,188
                                       ====        ====      ======      ======

                         CONSOLIDATED BALANCE SHEETS
                                              Sept. 30,            Sept. 30,
                                                2000     Dec. 31,     1999
                                            (Unaudited)   1999    (Unaudited)
                                            -----------   ----    -----------
GENERAL MOTORS CORPORATION AND SUBSIDIARIES       (Dollars in Millions)
              ASSETS

Automotive, Communications Services,
  and Other Operations
Cash and cash equivalents                      $9,351    $9,730      $12,056
Marketable securities                           1,176     1,698        1,666
                                              -------   -------      -------
  Total cash and marketable securities         10,527    11,428       13,722
Accounts and notes receivable
  (less allowances)                             5,975     5,093        5,480
Inventories (less allowances)                  11,300    10,638       10,603
Equipment on operating leases
  (less accumulated depreciation)               5,980     5,744        6,244
Deferred income taxes and other current assets  9,489     9,006        7,494
                                              -------   -------      -------
  Total current assets                         43,271    41,909       43,543
Equity in net assets of nonconsolidated
  associates                                    3,500     1,711        1,642
Property - net                                 34,036    32,779       31,761
Intangible assets - net                         8,651     8,527       12,338
Deferred income taxes                          13,309    15,277       17,139
Other assets                                   32,662    25,358       13,894
                                               ------    ------       ------
  Total Automotive, Comm. Serv., and Other
    Operations assets                         135,429   125,561      120,317
Financing and Insurance Operations
Cash and cash equivalents                         912       712          328
Investments in securities                       9,309     9,110        8,937
Finance receivables - net                      87,534    80,627       76,449
Investment in leases and other receivables     37,551    36,407       35,837
Other assets                                   24,864    21,312       20,589
Net receivable from Automotive, Comm. Serv.,
  and Other Operations                          1,599     1,001          369
                                                -----     -----          ---
  Total Financing and Insurance Operations
    assets                                    161,769   149,169      142,509
                                              -------   -------      -------
Total assets                                 $297,198   274,730     $262,826
                                             ========   =======     ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive, Communications Services, and
  Other Operations
Accounts payable (principally trade)          $18,190   $17,254      $16,323
Loans payable                                   3,321     1,991          695
Accrued expenses                               32,196    32,854       32,803
Net payable to Financing and Insurance
  Operations                                    1,599     1,001          369
                                               ------    ------       ------
  Total current liabilities                    55,306    53,100       50,190
Long-term debt                                  8,245     7,415        7,880
Postretirement benefits other than pensions    34,376    34,166       34,455
Pensions                                        3,226     3,339        3,179
Other liabilities and deferred income taxes    16,060    17,426       18,170
                                              -------   -------      -------
  Total Automotive, Communications Services,
    and Other Operations liabilities          117,213   115,446      113,874
Financing and Insurance Operations
Accounts payable                                5,316     4,262        4,587
Debt                                          129,325   122,282      115,329
Other liabilities and deferred income taxes    13,238    11,282       11,607
                                             --------  --------     --------
  Total Financing and Insurance Operations
    liabilities                               147,879   137,826      131,523
Minority interests                                670       596          635
General Motors - obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely junior
  subordinated debentures of General Motors
    Series D                                        -        79           79
    Series G                                      139       139          140
Stockholders' equity
$1-2/3 par value common stock
  (issued, 565,371,465; 619,412,233
  and 642,050,210 shares)                         943     1,033        1,071
Class H common stock
  (issued, 874,807,080; 411,345,561 and
  405,587,898 shares)                              87        14           14
Capital surplus (principally additional
  paid-in capital)                             21,818    13,794       15,282
Retained earnings                              10,335     6,961        5,573
                                               ------   -------      -------
    Subtotal                                   33,183    21,802       21,940
Accumulated foreign currency translation
  adjustments                                  (2,480)   (2,033)      (1,969)
Net unrealized gains on securities                715       996          631
Minimum pension liability adjustment             (121)     (121)      (4,027)
                                               ------    ------     --------
    Accumulated comprehensive loss             (1,886)   (1,158)      (5,365)
                                               ------   -------     --------
      Total stockholders' equity               31,297    20,644       16,575
                                             --------  --------     --------
Total liabilities and stockholders' equity   $297,198  $274,730     $262,826
                                              =======   =======      =======


               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                                       Nine Months Ended September 30,
                                                       -------------------------------
                                                     2000                          1999
                                                     ----                          ----
                                          Automotive,     Financing     Automotive,     Financing
                                          Comm.Serv.         and         Comm.Serv.        and
                                           and Other      Insurance      and Other      Insurance
                                           ---------      ---------      ---------      ---------
                                                           (Dollars in Millions)

Net cash provided by operating activities    $9,207         $4,746        $15,372         $9,883

Cash flows from investing activities
Expenditures for property                    (6,314)          (335)        (4,721)          (204)
Investments in marketable securities -
  acquisitions                               (2,425)       (18,198)        (3,481)       (16,089)
Investments in marketable securities -
  liquidations                                2,947         17,998          2,217         15,489
Mortgage servicing rights - acquisitions          -           (698)             -         (1,199)
Mortgage servicing rights - liquidations          -              -              -             34
Finance receivables - acquisitions                -       (140,295)             -       (139,165)
Finance receivables - liquidations                -         88,560              -        100,692
Proceeds from sales of finance receivables        -         43,407              -         35,120
Operating leases - acquisitions              (5,342)       (12,147)        (6,175)       (13,948)
Operating leases - liquidations               4,615          7,313          4,279          7,104
Investments in companies, net of cash
  acquired                                   (4,052)             -         (2,885)        (2,120)
Net investing activity with Financing and
  Insurance Operations                         (998)             -             75              -
Other                                          (558)           356           (831)           677
                                               ----            ---           ----            ---
Net cash used in investing activities       (12,127)       (14,039)       (11,522)       (13,609)
                                             ------         ------         ------         ------

Cash flows from financing activities
Net increase (decrease) in loans payable      1,255          1,121           (551)        (7,601)
Long-term debt-borrowings                     4,130         19,450          5,414         21,672
Long-term debt-repayments                    (4,213)       (11,482)        (4,632)       (10,536)
Net financing activity with Automotive,
  Communications Services,
  and Other Operations                            -            998              -            (75)
Repurchases of common and preference stocks    (652)             -         (2,149)             -
Proceeds from issuing common and preference
  stocks                                      2,778              -          1,905              -

Cash dividends paid to stockholders            (989)             -         (1,023)             -
                                              -----         ------          -----          -----
Net cash provided by (used in) financing
  activities                                  2,309         10,087         (1,036)         3,460
                                              -----         ------         ------          -----

Effect of exchange rate changes on cash and
  cash equivalents                             (365)             3           (167)             1
Net transactions with Automotive/Financing
  Operations                                    597           (597)          (447)           447
                                                ---           ----           ----            ---
Net cash (used in) provided by continuing
  operations                                   (379)           200          2,200            182
Net cash provided by discontinued operations      -              -            128              -
                                              -----          -----          -----          -----
Net (decrease) increase in cash and cash
  equivalents                                  (379)           200          2,328            182
Cash and cash equivalents at beginning
  of the period                               9,730            712          9,728            146
                                              -----            ---          -----            ---
Cash and cash equivalents at end
  of the period                              $9,351           $912        $12,056           $328
                                              =====            ===         ======            ===

             HUGHES REPORTS THIRD QUARTER 2000 FINANCIAL RESULTS

Editor's note: Hughes invites reporters to participate in a listen-only mode on its third quarter 2000 analyst call at 2 p.m. EDT Wednesday, Oct. 11. The dial-in number is 719-457-2622, and the confirmation code is 644450.

      El Segundo, Calif., October 11, 2000 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, satellite services and satellite-based private business networks, today reported third quarter 2000 revenues increased 3.7% to $1,688.5 million, compared with $1,627.8 million in the third quarter of 1999. EBITDA(1) for the quarter decreased 46.6% to $107.9 million and EBITDA margin(1) was 6.4%, compared to EBITDA of $202.1 million and EBITDA margin of 12.4% in the third quarter of 1999. Hughes had a third quarter 2000 loss(2) of $88.5 million, compared to a loss(2) of $29.6 million in the same period for 1999.

      "Our continued investment in high-growth, high-value businesses is reflected in our reduced earnings this quarter," said Michael T. Smith, Hughes chairman and chief executive officer. "And now that we have completed the sale of our satellite manufacturing businesses to The Boeing Company, we have received more than $3.0 billion in after-tax proceeds which we will use to fuel further growth and pay down debt."

      Smith continued, "In the third quarter, some of our most exciting service businesses attained significant milestones. DIRECTV(R) had its best third quarter ever for subscriber growth in both the United States and Latin America. We began shipping the AOL Plus Powered by DirecPC(TM) product; we signed up additional distribution partners, including Juno and Pegasus; and we are on schedule to introduce our two-way via-satellite DirecPC(TM) broadband service by the end of the year. In addition, PanAmSat announced its first customers for NET/36(TM), its satellite-based Internet broadcast network for content providers seeking to deliver streaming video, audio and data to broadband customers."

                         NINE-MONTH FINANCIAL REVIEW

      For the first three quarters of 2000, revenues increased 35.4% to $5,228.6 million, compared to $3,862.3 million in the same period last year. This growth was primarily the result of record subscriber growth at DIRECTV in the United States and additional revenues resulting from the United States Satellite Broadcasting, Inc. (USSB) and PRIMESTAR, Inc. transactions, as well as higher outright sales and sales-type leases of transponders at PanAmSat.

      EBITDA for the first nine months of 2000 was $440.2 million and EBITDA margin was 8.4%, compared to EBITDA of $437.4 million and EBITDA margin of 11.3% in the same period of 1999. The slight increase in EBITDA was primarily attributable to higher outright sales and sales-type leases of transponders at PanAmSat, offset by increased losses in the DIRECTV businesses due to higher marketing costs associated with the record subscriber growth in both the United States and Latin America. The decline in margin resulted from the increased marketing expenses for the DIRECTV services and the lower margins associated with PanAmSat's outright sales and sales-type leases.

      For the first nine months of 2000, losses(2) totaled $228.9 million, compared to losses(2) of $43.6 million in 1999. The higher loss was primarily due to increased depreciation and amortization resulting principally from the mid-1999 acquisitions of USSB and PRIMESTAR, and higher net interest expense. Additionally, in the first quarter of 2000, Hughes booked a one-time pre-tax charge of $171 million (reported in "Other, net") related to its agreement with SkyPerfecTV! and the discontinuation of the DIRECTV Japan business. The after-tax impact of this charge was a loss of $13 million, which includes the tax benefits associated with the write-off of Hughes' historical investments in DIRECTV Japan.
                                    - 17 -

                 SEGMENT FINANCIAL REVIEW: THIRD QUARTER 2000

                           Direct-To-Home Broadcast

      Third quarter revenues for the segment increased 12.8% to $1,291.5 million from $1,144.6 million in the third quarter of 1999. The segment had negative EBITDA of $17.7 million compared with EBITDA of $55.1 million in the third quarter of 1999.

      United States: DIRECTV reported quarterly revenues of $1,154 million compared with revenues of $1,052 million last year. The increase was due to continued strong subscriber growth, partially offset by the impact of the conclusion of the PRIMESTAR By DIRECTV medium-power service, as described below.

      DIRECTV added a record 450,000 net subscribers to its high-power DIRECTV service in the quarter versus 423,000 net subscribers added in the third quarter of 1999, and converted about 300,000 customers from the PRIMESTAR By DIRECTV medium-power service. While gross subscriber additions were up significantly compared to the third quarter of 1999, net subscriber additions were impacted by DIRECTV's first-ever price increase and the conclusion of the PRIMESTAR conversion process.

      As of September 30, 2000, DIRECTV had 9.0 million subscribers. Through the first nine months of 2000, DIRECTV grew 37% in its core urban/suburban markets, which exclude those markets in the National Rural Telecommunications Cooperative
(NRTC) territories.

      EBITDA for the third quarter of 2000 was $36 million compared to EBITDA of $86 million in last year's third quarter. This decline was principally due to higher marketing costs and the impact from the completion of the PRIMESTAR conversion process.

      As a result of the PRIMESTAR conversions, DIRECTV no longer receives the revenues from the PRIMESTAR By DIRECTV customers who either discontinued service, or who converted but live in NRTC territories. DIRECTV receives only a small percentage of revenues from customers in these territories, thus reducing the revenues and EBITDA attributable to DIRECTV in the third quarter of 2000. Since its 1999 acquisition of PRIMESTAR, DIRECTV converted a total of approximately 1.5 million customers to its high-power service. DIRECTV shut down the PRIMESTAR By DIRECTV service on September 30, 2000--six months ahead of its original schedule.

      Latin America: The DIRECTV businesses in Latin America generated $136 million in revenues for the quarter, up 79% over the $76 million reported in the third quarter of 1999. This increase was due to continued strong subscriber growth.

      The DIRECTV service in Latin America added 126,000 net new subscribers in the third quarter of 2000, an 88% increase over the 67,000 acquired in the same period last year. The total number of DIRECTV subscribers in Latin America as of September 30, 2000 was 1,136,000.

      The DIRECTV businesses in Latin America had negative EBITDA of $50 million compared to negative EBITDA of $24 million for the same period in 1999. The decline was primarily due to the impact of higher marketing expenses associated with the record subscriber growth.

      Japan: DIRECTV Japan's loss was $3 million for the quarter, compared with a loss of $20 million in the third quarter of 1999. DIRECTV Japan ceased broadcasting on September 30, 2000, and is on schedule to complete the migration of customers to SkyPerfecTV! and the closure of the legal entity.

                              Satellite Services

      PanAmSat, which is 81% owned by Hughes, generated third quarter 2000 revenues of $199.3 million compared with $210.7 million in the prior year's period. The 5.4% decrease was driven primarily by a third quarter 1999 one-time customer payment of approximately $15 million associated with the termination of a direct-to-home video services agreement in India.

      Third quarter 2000 EBITDA for the segment was $135.5 million compared to $169.0 million in the third quarter 1999, a 19.8% decrease. EBITDA margin in the third quarter of 2000 was 68.0%, compared to 80.2% in the same period of 1999. The decrease in EBITDA and EBITDA margin was primarily due to the one-time customer payment received in the third quarter of 1999; an increase in direct operating costs and selling, general and administrative (SG&A) costs as a result of the company's continued fleet expansion; and investment in the new NET/36 broadband Internet initiative.

      As of September 30, 2000, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.8 billion compared to approximately $6.0 billion in the second quarter of 2000. This includes a $350 million reduction in backlog resulting from anomalies on the Galaxy VIII-i satellite. This reduction would be more than offset by additional backlog generated by the Galaxy VIII-iR replacement satellite that will be constructed if PanAmSat's agreement in principal with Galaxy Latin America is finalized.

                               Network Systems

      Hughes Network Systems' (HNS's) third quarter 2000 revenues were $284.0 million, compared to $426.2 million in the third quarter of 1999. The decrease in revenues was principally due to lower sales of DIRECTV receiver equipment associated with the early completion of the transition of PRIMESTAR By DIRECTV subscribers to the high-power DIRECTV service. HNS shipped 470,000 DIRECTV receiver systems in the third quarter of 2000, compared to 730,000 units in the same period last year. The discontinuation of certain narrowband wireless businesses, announced in January 2000, also contributed to the reduced revenues, as did lower revenues in the mobile satellite network product line.

      In the quarter, HNS had EBITDA of $16.8 million and EBITDA margin of 5.9%, compared to EBITDA of $49.8 million and 11.7% margin in the third quarter of 1999. The decline in EBITDA and EBITDA margin is attributable to the reduced revenues; increased investment in the upcoming launch of new DirecPC services, including AOL Plus Powered by DirecPC; and the elimination of DIRECTV equipment subsidies from DIRECTV. These reductions were offset by a $21 million one-time EBITDA gain that resulted from successful negotiations with certain narrowband wireless customers for receivables previously written-off.

      New orders in the third quarter of 2000 were $423 million, compared to $295 million in the same period last year, driving backlog to approximately $1.3 billion as of September 30, 2000. This increase was primarily due to higher sales of domestic VSAT (very small aperture terminal) private business networks to customers including Exxon/Mobile, CAIS Internet, Musicland and National Cable Communications. In total, these new contracts represent more than 14,000 additional points of presence on HNS-built networks. Mobile satellite network sales also contributed to the increase, and included a $150 million contract for Inmarsat's next-generation ground infrastructure.

                                BALANCE SHEET

      From December 31, 1999 to September 30, 2000, the Company's consolidated cash balance decreased $59.8 million to $178.4 million and total debt increased $949.4 million to $3,090.8 million. The principal cash requirements for the first nine months of 2000 were related to general working capital requirements and capital expenditures for property, plant, equipment and satellites.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of Hughes' third-quarter 2000 earnings call will be available at the company's website at www.hughes.com or at www.vcall.com. The call will begin at 2:00 p.m. ET, today. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the Hughes website for at least one week.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of Hughes to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by GM and Hughes.
---------------------
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. (2) Equals reported Net Loss excluding the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.



                                    # # #

STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET LOSS
(Dollars in Millions)
(Unaudited)
                                                           Nine Months Ended
                                     Third Quarter           September 30,
                                   -----------------       -----------------
                                   2000        1999        2000        1999
----------------------------------------------------------------------------
Revenues
Direct broadcast, leasing, and
  other services                $1,485.5    $1,345.0    $4,523.3    $3,147.0
Product sales                      203.0       282.8       705.3       715.3
----------------------------------------------------------------------------
Total Revenues                   1,688.5     1,627.8     5,228.6     3,862.3
----------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other
  costs                            681.4       596.4     2,035.9     1,374.4
Cost of products sold              152.1       273.2       585.1       631.4
Selling, general and
  administrative expenses          747.1       556.1     2,167.4     1,419.1
Depreciation and amortization      238.3       208.8       673.1       480.1
----------------------------------------------------------------------------
Total Operating Costs and
  Expenses                       1,818.9     1,634.5     5,461.5     3,905.0
----------------------------------------------------------------------------

Operating Loss                    (130.4)       (6.7)     (232.9)      (42.7)

Interest income                      7.1         2.6        15.3        20.8
Interest expense                   (66.5)      (51.7)     (169.2)      (71.0)
Other, net                         (11.9)      (31.6)     (294.4)      (96.3)
----------------------------------------------------------------------------
Loss from Continuing Operations
   Before Income Taxes and
   Minority Interests             (201.7)      (87.4)     (681.2)     (189.2)

Income tax benefit                 (77.8)      (36.8)     (354.4)      (59.7)
Minority interests in net losses
  of subsidiaries                   19.6         8.8        31.7        22.1
-----------------------------------------------------------------------------

Loss from continuing operations   (104.3)      (41.8)     (295.1)     (107.4)

Income from discontinued
  operations, net of taxes          10.5         6.9        50.3        47.9
----------------------------------------------------------------------------

Net Loss                           (93.8)      (34.9)     (244.8)      (59.5)

Adjustments to exclude the effect
  of GM purchase accounting
  adjustments                        5.3         5.3        15.9        15.9
----------------------------------------------------------------------------

Loss Excluding the Effect of
   GM Purchase Accounting
   Adjustments                     (88.5)      (29.6)     (228.9)      (43.6)

Preferred stock dividends          (24.1)      (24.7)      (72.9)      (26.3)
-----------------------------------------------------------------------------

Loss Used for Computation of
   Available Separate
   Consolidated Net Income
   (Loss)                        $(112.6)     $(54.3)    $(301.8)     $(69.9)
=============================================================================

Available Separate Consolidated
  Net Income (Loss)
Average number of shares of
  General Motors Class H Common
  Stock outstanding (in millions)
  (Numerator)                      873.9       405.3       616.7       362.4
Average Class H dividend base
  (in millions) (Denominator)    1,297.8     1,286.7     1,296.5     1,244.1
Available Separate Consolidated
  Net Income (Loss)               $(75.8)     $(17.1)    $(143.6)     $(20.4)
=============================================================================
Certain 1999 amounts have been reclassified to conform with the 2000 presentation.

BALANCE SHEET
(Dollars in Millions)
                                                   Sept. 30,
                                                      2000         December 31,
ASSETS                                            (Unaudited)          1999
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                            $178.4           $238.2
Accounts and notes receivable                       1,145.8            960.9
Contracts in process                                  130.1            155.8
Inventories                                           346.0            236.1
Net assets of discontinued operations               1,128.8          1,224.6
Deferred income taxes                                 537.8            254.3
Prepaid expenses and other                            931.4            788.1
----------------------------------------------------------------------------

Total Current Assets                                4,398.3          3,858.0
Satellites, net                                     4,229.6          3,907.3
Property, net                                       1,588.1          1,223.0
Net Investment in Sales-type Leases                   227.5            146.1
Intangible Assets, net                              7,207.7          7,406.0
Investments and Other Assets                        2,380.3          2,056.6
----------------------------------------------------------------------------

Total Assets                                      $20,031.5        $18,597.0
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
----------------------------------------------------------------------------
Current Liabilities
Accounts payable                                   $1,149.5         $1,062.2
Deferred revenues                                     153.6            130.5
Short-term borrowings and current portion
  of long-term debt                                 1,133.9            555.4
Accrued liabilities and other                       1,312.6            894.0
----------------------------------------------------------------------------

Total Current Liabilities                           3,749.6          2,642.1
Long-Term Debt                                      1,956.9          1,586.0
Other Liabilities and Deferred Credits              1,414.5          1,454.2
Deferred Income Taxes                                 947.2            689.1
Commitments and Contingencies
Minority Interests                                    574.3            544.3
Stockholder's Equity                               11,389.0         11,681.3
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $20,031.5        $18,597.0
============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

SELECTED SEGMENT DATA
(Dollars in Millions)

                                                        Nine Months Ended
                                    Third Quarter         September 30,
                                --------------------    -----------------
                                  2000        1999      2000         1999
---------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                  $1,291.5    $1,144.6  $3,717.5    $2,571.4
EBITDA (1)                        $(17.7)      $55.1    $(40.9)      $46.0
EBITDA Margin (1)                    N/A         4.8%      N/A         1.8%
Operating Loss                   $(150.1)     $(60.2)  $(410.9)    $(158.2)
Depreciation and Amortization     $132.4      $115.3    $370.0      $204.2
Capital Expenditures (2)          $262.0       $97.6    $649.1      $253.4
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                    $199.3      $210.7    $820.7      $604.6
EBITDA (1)                        $135.5      $169.0    $557.9      $465.9
EBITDA Margin (1)                   68.0%       80.2%     68.0%       77.1%
Operating Profit                   $52.0       $98.2    $319.1      $258.9
Operating Profit Margin             26.1%       46.6%     38.9%       42.8%
Depreciation and Amortization      $83.5       $70.8    $238.8      $207.0
Capital Expenditures (3)          $109.4      $347.8    $317.6      $823.0
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                    $284.0      $426.2  $1,020.3      $998.2
EBITDA (1)                         $16.8       $49.8     $34.4       $80.5
EBITDA Margin (1)                    5.9%       11.7%      3.4%        8.1%
Operating Profit (Loss)             $1.6       $31.3    $(15.4)      $23.1
Operating Profit Margin              0.6%        7.3%      N/A         2.3%
Depreciation and Amortization      $15.2       $18.5     $49.8       $57.4
Capital Expenditures (4)           $79.2       $38.4    $241.0      $111.2
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                    $(86.3)    $(153.7)  $(329.9)    $(311.9)
EBITDA (1)                        $(26.7)     $(71.8)  $(111.2)    $(155.0)
Operating Loss                    $(33.9)     $(76.0)  $(125.7)    $(166.5)
Depreciation and Amortization       $7.2        $4.2     $14.5       $11.5
Capital Expenditures              $(24.6)       $8.4     $(2.3)     $(42.2)
--------------------------------------------------------------------------
TOTAL
Total Revenues                  $1,688.5    $1,627.8  $5,228.6    $3,862.3
EBITDA (1)                        $107.9      $202.1    $440.2      $437.4
EBITDA Margin (1)                    6.4%       12.4%      8.4%       11.3%
Operating Loss                   $(130.4)      $(6.7)  $(232.9)     $(42.7)
Depreciation and Amortization     $238.3      $208.8    $673.1      $480.1
Capital Expenditures              $426.0      $492.2  $1,205.4    $1,145.4
==========================================================================

Certain  1999  amounts  have  been   reclassified   to  conform  with  the  2000
presentation.

(1)EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2)Includes expenditures related to satellites amounting to $37.5 million, $13.6 million, $73.2 million and $89.1 million, respectively.
(3)Includes expenditures related to satellites amounting to $81.7 million, $93.2 million, $258.8 million and $408.8 million, respectively. Also included in the third quarter and first nine months of 1999 are $228.2
   million and $369.5    million,   respectively,   related  to  the  early
   buy-out of satellite sale-leaseback.
(4)Includes expenditures related to satellites amounting to $68.7 million, $28.0 million, $193.2 million and $74.9 million, respectively.










                                   - 23 --

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c)  Exhibit

      Exhibit 3(ii) The By-Laws of General Motors Corporation, was amended on October 3, 2000, reflecting amendments to the second paragraph of Section
      3.1 of Article III; the last sentence of Section 3.2 of Article III; and adding Section 3.10, Administrative Committee, of Article III as described below:

      Section                       Amendment
      -------                       ---------

      3.1 Committees of the
      Board of Directors.
      Paragraph 2                   The following committees shall be
                                    standing committees of the board: the
                                    investment funds committee, the audit
                                    committee, the executive compensation
                                    committee, the public policy committee,
                                    the committee on director affairs,
                                    the capital stock committee and the
                                    -----------------------------------
                                    administrative committee.
                                    -------------------------

      3.2 Election and Vacancies.
      Last sentence                 No officer or other employee of the
                                    corporation shall be a member of any
                                    standing committee of the board, with the
                                    exception of the investment funds
                                    committee and the administrative
                                              -----------------------
                                    committee.
                                    ----------

      3.10 Administrative Committee.
      Added The board of directors shall select the members of the administrative committee and shall designate the chairman of the committee. The committee shall have the authority and responsibility to act on behalf of the board with regard to matters submitted to the board of directors that pursuant to the Delegation of Authority adopted by the board of directors from time to time do not constitute issues within its sole jurisdiction. Whenever the committee takes any action of this type, it shall report such action at the next meeting of the board of directors. The committee shall have and may exercise such other powers, authority and responsibilities as may be determined by the board of directors.





















                                    -24 -


                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)

Date    October 12, 2000
        -----------------

                                            By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)

















































                                  - 25 -